Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2020 Equity Compensation Plan of MediaCo Holding Inc. and to the incorporation by reference therein of our report dated March 27, 2020, with respect to the consolidated and combined financial statements of MediaCo Holding Inc. included in its Transition Report (Form 10-K) for the period from March 1, 2019 to December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
August 14, 2020